Exhibit 10.1
Consulting Agreement, Departure Agreement, and General Release
This Consulting Agreement, Departure Agreement, and General Release (“Agreement”) is made and entered into on the date last below written by and between Nerdy, Inc., a Delaware corporation; Nerdy LLC, a Delaware limited liability company, and its related and affiliated entities, including Varsity Tutors LLC, a Missouri limited liability company (“Varsity”), Varsity Tutors for Schools LLC, a Missouri limited liability company (“VTS”), and Live Learning Technologies Shared Resources LLC, a Missouri limited liability company (“LLTSR” and collectively with Nerdy Inc., Nerdy LLC, Varsity, and VTS, “Employer” or “Company”), all with their principal place of business at 8001 Forsyth Blvd. Suite 1050, St. Louis, Missouri 63105, on the one hand, and Jason H. Pello (“Executive” or “Consultant”), whose principal residence is 16307 Valley Oaks Estates Ct., Chesterfield, Missouri 63005, on the other. Employer and Executive are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”
WHEREAS, Executive was hired by Employer as an at-will employee on September 10, 2019; and
WHEREAS, Employer and Executive entered into an Executive Services Agreement dated November 4, 2021 (the “Executive Services Agreement”); and
WHEREAS, as of the Departure Date (defined below), all of Executive’s unvested equity shall be forfeited in accordance with the terms and conditions of the applicable Executive Services Agreement, RSU Grant Notices,1 Nerdy Inc. 2021 Equity Incentive Plan, and any other related documents, except for any such Company granted unvested equity that is scheduled to vest on or before May 15, 20262, (“Continuing Vesting Equity”), conditioned upon this Agreement being executed and not revoked as described herein (and all of Executive’s vested equity shall remain subject to the terms of the Nerdy Inc. 2021 Equity Incentive Plan (“Plan”); and
WHEREAS, Executive is currently subject to Employer’s Insider Trading Policy (“ITP”) and will continue to be subject to the ITP in accordance with its terms; and
WHEREAS, Executive is covered by Employer’s insurance policies applicable to Directors and Officers through the Departure Date and will be covered by any tail policies applicable to Directors and Officers covering the time period Executive was employed by the Company in an executive capacity; and
WHEREAS, Executive participated in the Employer’s 401(k) Plan and will have whatever rights and obligations that exist under the terms and conditions thereunder as of the Departure Date (set forth below), including vesting of employer contributions; and
1 Terms and conditions related to Employer granted equity, including term, vesting, forfeiture, etc., for the grant are set forth in the RSU Grant Notice.
2 For purposes of clarity, Executive’s April 15, 2026 vest of 250,000 RSUs and May 15, 2026 vest of 83,333 RSUs shall constitute Continuing Vesting Equity and all other unvested equity as of the Departure Date shall be forfeited.

Exhibit 10.1
WHEREAS, as of the Departure Date (defined below) Executive was employed as its Chief Financial Officer with an annualized Base Wage of $446,250; and
WHEREAS, as of the Departure Date, Executive shall cease serving as Chief Financial Officer and shall no longer be an "executive officer" (as defined under Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or an “officer” for purposes of Section 16 of the Exchange Act and Rule 16a-1 thereunder; and
WHEREAS, Executive separated from employment with Employer effective as of the Departure Date and Employer and Executive desire to sever the employment relationship between them in a manner mutually beneficial to both Parties, and to enter into a consulting and advising relationship beginning on the Departure Date and ending on October 3, 2026.
NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and promises set forth herein, the adequacy of which is acknowledged by each of the Parties, it is hereby agreed as follows:
1.Cessation of Employment Relationship. Executive’s relationship with Employer, including but not limited to his role as Chief Financial Officer and employee, shall cease as of April 3, 2026 (“Departure Date”), at which point Executive shall cease providing executive services to Company (other than non-compensable cooperation required in the Executive Services Agreement and hereunder in Section 4 titled Executive Cooperation related to Executive’s prior role as Chief Financial Officer) and shall begin Executive’s relationship with Company as a consultant and advisor (and shall thereby remain in a service relationship with Company for purpose of the Continuing Vesting Equity, as all other equity shall be forfeited) through October 3, 2026, subject to the termination provisions herein. Executive shall have a period of twenty-one (21) days after the date on which this Agreement is delivered to Executive to consider whether or not to execute this Agreement. Executive may accept the offer contained in the Agreement at any time within the twenty-one (21) day period by signing it and delivering it to Employer. If Executive does not accept the offer prior to the end of the twenty-one (21) day period, it shall be automatically revoked. If timely executed and not previously withdrawn, this Agreement shall be effective as of the eighth (8th) day after it is executed by Executive (“Effective Date”), provided it is not revoked by Executive pursuant to the “Age Claim Waiver” provisions in Section 15 .
2.Commencement of Consulting and Advisory Relationship. Consultant agrees to provide the services set forth herein and will report directly to the Chief Executive Officer or as otherwise directed by the Chief Executive Officer in connection with the performance of services under this Agreement and shall fulfill any other duties reasonably associated with and requested by the Company in connection with the services. The consulting and advisor services provided by Consultant and the preparation of and the manner, means, and method of delivery of the services shall be developed solely by Consultant based on Consultant’s best judgments of the consulting and advisor services required to assist the Company.

Exhibit 10.1
3.Independent Contractor. Consultant shall control and determine the method and means by which the services shall be rendered, including the preparation, content, and structure of the services and when, where, and how the services are to be provided and the sequence of providing the services. Consultant’s status under this Agreement on and after the Departure Date is that of an independent contractor and not that of an employee, agent, or representative of Company for any purpose (other than as a holder of Company’s equity). Nothing contained in this Agreement requires Company to utilize Consultant’s services; however, from the Departure Date through May 3, 2026, Consultant shall exclusively provide services to Company hereunder, and Consultant shall not work for or provide services to any other person or entity, provided the Parties agree that Consultant may serve on a Board or work directly with family members, provided no such activities violate the other terms and conditions of this Agreement (including but not limited to any and all restrictive covenants under which Consultant is obligated to Company, including those incorporated by reference from Section D of the Executive Services Agreement and the subsequent employer notification requirements in the Executive Services Agreement (hereinafter the “ESA Restrictive Covenants”)). If Consultant seeks to provide any other services from the Departure Date through May 3, 2026, Consultant shall seek prior written approval from Company’s Chief Legal Officer or his designee, which approval can be granted or withheld at the Chief Legal Officer or his designee’s sole discretion. The Parties will use commercially reasonable efforts to coordinate and schedule the services Consultant is providing hereunder in a manner that allows Consultant to pursue other personal activities. Company will use best efforts to recognize and accommodate Consultant’s scheduling of such other personal activities and to communicate with Consultant to schedule around such activities in a mutually beneficial manner.
Nothing herein will be construed to create a partnership, joint venture, agency, or employment relationship between Consultant and Company. This Agreement is NOT an employment agreement between Consultant and Company. Notwithstanding the foregoing, this Agreement shall have no effect on any part of any pre-existing or later entered into agreement by and between Consultant and Company regarding matters not addressed herein. Consultant shall be fully responsible to provide all tools and materials necessary to carry out the services contemplated hereby and Consultant shall obtain such materials as are reasonably necessary to provide the services in a complete and professional manner. Except as otherwise set forth herein, Employer shall not be responsible for nor shall it reimburse Consultant for any expenses Consultant incurs in providing the services, unless otherwise agreed to in writing by the Parties. Company shall not pay any federal, state, or local income tax, or any payroll tax of any kind and such taxes shall not be withheld or paid by the Company on Consultant’s behalf. Consultant acknowledges that Consultant shall not be treated as an employee with respect to the services performed under this Agreement for any purpose, including federal or state tax purposes. Consultant understands and agrees that Consultant is responsible to pay Consultant’s income tax in accordance with federal, state, and local law and that all withholdings for taxes and social security and other required payments to be made on Consultant’s behalf, if any, shall be Consultant’s sole responsibility. Consultant

Exhibit 10.1
acknowledges that Company will file all required reports with the Internal Revenue Service and appropriate state and local agencies, which may include Form 1099-MISC and related state and local filings, in accordance with Company’s practices and in conjunction with advice from its outside tax advisors. Consultant is an independent contractor and Consultant shall not be eligible for or entitled to any of Company’s pension, health, or other fringe benefit plans, if any, or any other benefits that Company may extend to its employees from time-to-time. The only benefits to which Consultant shall be eligible for or entitled to will be as expressly identified in this Agreement. Company is not obligated to obtain workers’ compensation or unemployment insurance on behalf of Consultant. Consultant shall comply with workers’ compensation and unemployment insurance laws concerning Consultant’s business, if applicable.
4.Executive Cooperation. Executive agrees to fully cooperate with Employer in all matters relating to the winding up of Executive’s pending work and the orderly transfer of any such pending work to other employees of Employer. Executive further agrees to cooperate with and provide assistance to Employer and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigations affecting Employer, in which (in the reasonable judgment of Employer) Executive’s assistance or cooperation is needed.
5.Compensation for Consulting and Advisory Services. Employer has paid and/or shall continue to pay Consultant every other week the gross amount of approximately $17,163.46 (an annualized rate of $446,250, which actual payment amounts will be calculated consistent with Company’s usual payroll practices) through October 3, 2026, subject to the termination provisions in Section 6 and the terms associated with the particular type of termination, resulting in an aggregate gross payment of $223,125. For the avoidance of doubt, Consultant will forfeit the Continuing Vesting Equity if Consultant violates the ESA Restrictive Covenants (provided such Continuing Vesting Equity would also remain subject to forfeiture, clawback, or other remedies for breach of restrictive covenants as more fully described in Section 23 or under the Company’s Compensation Recovery Policy adopted November 1, 2023).
6.Term of Agreement; Termination.
(a)     The term of this Agreement shall commence as of the Departure Date and shall continue through October 3, 2026 unless sooner terminated in accordance with this Agreement. After termination of this Agreement Consultant agrees to fully cooperate with Company in all matters related to the winding up of Consultant’s pending obligations and the orderly transfer of any such pending obligations to other employees or contractors of Company, which shall not exceed ten (10) business days.
(b)     The foregoing term notwithstanding, if Consultant is convicted of any crime or offense (other than with respect to traffic violations) or is reasonably determined to have engaged in serious misconduct in connection with the performance of the services, Company may terminate the Agreement immediately and without prior written notice to Consultant. Company may also terminate the Agreement upon written notice to Consultant if

Exhibit 10.1
Consultant materially breaches any provision of this Agreement (or any surviving provision of the Executive Services Agreement), including but not limited to any non-disparagement, non-competition, non-solicitation, and confidentiality provisions herein, referenced herein, or otherwise applicable) that, if curable, is not cured within ten (10) business days following written notice of such breach, which written notice shall set forth in reasonable detail the facts or circumstances constituting or giving rise to such material breach. If this Agreement is terminated by Company for any of the preceding reasons, Consultant shall be entitled to a total of three (3) months’ pay from the Departure Date (minus any amount previously paid pursuant to Section 5; but not less than zero) and the resulting equity treatment for the Continuing Vesting Equity as set forth in Section 7 based upon the actual date of termination.
(c)     If this Agreement is terminated by Company for any reason other than those set forth in Section 6(b), Consultant shall be entitled to any remaining amounts under Section 5 and the Departure Pay (as defined below), including vesting of all remaining Continuing Vesting Equity.
(d)     Consultant may terminate this Agreement upon written notice to Company (pursuant to the Notice provision herein) if Company fails to timely remit when due payment required by Section 5 hereunder to Consultant, provided Company fails to cure the nonpayment issue raised in the notice within 15 business days, in which case Consultant shall be entitled to any remaining amounts under Section 5 and the Departure Pay (as defined below), including vesting of all remaining Continuing Vesting Equity in Section 5.
(e)     Consultant may terminate this Agreement upon written notice for any reason other than set forth in Section 6(d), provided Consultant would only be entitled to remaining payments through July 3, 2026 and any remaining Continuing Vesting Equity in Section 5, and no other compensation.
(f)     If Executive timely revokes the Release (Section 15 ), Company may terminate the Agreement without any further liability or obligation to Executive hereunder and Executive shall promptly return any and all payments, equity, or other consideration received from April 3, 2026 through Executive’s revocation, including the Departure Pay.
7.     Continuing Vesting Equity, Benefits Continuation Information, and COBRA Defrayal.
In consideration of Executive’s promises and release contained in this Agreement, and based upon Executive’s eligibility as described below, Employer agrees to provide Executive with the following:

(a) eligibility for the Continuing Vesting Equity described above and subject to the provisions governing it in this Agreement,(b) a lump sum payment in the amount of $10,746.60 Executive may use toward benefit continuation (as referenced below) based upon an estimated equivalent of the standard COBRA equivalent for twenty-six (26) weeks of the premiums based upon Executive’s final benefit enrollment as determined at

Exhibit 10.1
Employer’s discretion (such payment combined with the Continuing Vesting Equity, the “Departure Pay”); and(c) any Continuing Vesting Equity that would have vested prior to the Effective Date shall vest on June 15, 2026. Executive agrees that Executive is not otherwise entitled to the Departure Pay. The Departure Pay includes and is in lieu of any accrued vacation, sick, or other paid leave to which Executive may have been entitled as of the Departure Date (unless otherwise required by state law and in accordance with the employee handbook), as well as future bonuses or other past due compensation, if any. Except as otherwise provided herein, Executive shall not accrue any benefits, paid time off, vacation pay, holiday pay, personal days, etc. after the Departure Date, and no other amounts are due Executive by Employer. The insurance benefits elected and enrolled in by Executive as of the Departure Date shall terminate as of the Departure Date, subject to the terms and conditions of the applicable plan documents, and thereafter shall be subject to continuation under federal or state law, as applicable. Executive will be notified in writing of the benefits that may be continued under COBRA or applicable state law, and of the terms, conditions, and limitations of such continuation (consistent with applicable law).
As consideration for Executive’s execution of, non-revocation of, and compliance with this Agreement, Employer agrees to provide the Departure Pay in accordance with the above terms.
8.     Unemployment. Employer agrees not to contest Executive’s claim for unemployment benefits, in the event Executive is unable to obtain employment. The Parties understand and acknowledge that Executive’s eligibility for unemployment compensation and the amount thereof is determined under state law by the agency having responsibility therefore, and Employer does not provide any assurance or guarantee that Executive will be paid unemployment benefits.
9.     Employer Granted Equity. Executive acknowledges being bound by the terms and conditions of the Nerdy Inc. 2021 Equity Incentive Plan (“Plan”) and any notice and award agreement related to Employer granted equity between Executive and Employer (“Equity Agreement(s)”). Executive further acknowledges that all unvested equity as of the Departure Date, including but not limited to all equity that has not met all performance criteria for vesting as of the Departure Date, shall be forfeited, except for the Continuing Vesting Equity conditioned upon execution of this Agreement and it not being revoked as described in Section 1 and subject to Section 6, and Executive understands that Executive’s vested equity (if any) will be tracked through Employer’s equity administration plan, currently being done through E*TRADE. Executive shall not sell more than 100,000 of any shares of Class A Common Stock during any ten (10) business day period for the six (6) months following the Departure Date, other than as currently specifically contemplated by Executive’s existing 10b5-1 plan previously approved by the Company, unless written approval is obtained from Employer’s Chief Executive Officer or Chief Legal Officer.

Exhibit 10.1
10.    Tutoring Services/Platform Access. Executive was entitled to Free Tutoring/Platform Access under the Executive Services Agreement and Employer agrees to continue to provide the Free Tutoring/Platform Access from the date of this Agreement through December 31, 2026, consistent with how it was made available to Executive during Executive’s employment (unless changed for other executives, in which case Executive would be entitled to what other executives are receiving). For 2027, Executive shall be eligible for the friends and family rate established by Employer, at whatever rate is then available for purposes of friends and family pricing, provided Executive has executed or executes the then current version of the standard Terms of Customer Account Use, is compliant therewith, and that the platform and service is available where Executive resides.
11.    Professional Accounting and Tax Services. Company hereby agrees to pay for Executive's 2025 and 2026 tax year professional accounting and tax services provided by the Company's tax accountant (currently E&Y) in the same amount paid by Company for other current executives (up to a maximum amount of $7,500 per year, to assist Executive with Executive's accounting and tax filing related to Executive's tax status with Company and determining Executive's resulting tax obligations. Executive, like other current executives, will be responsible to pay any amounts beyond the set annual amount agreed to be paid by the Company.
12.    Non-Admission of Liability. Employer and Executive agree that nothing contained in this Agreement is an admission or evidence of any wrongdoing by any Party. This Agreement may not be introduced into evidence except in a proceeding to enforce it.
13.    Non-Disparagement. Executive agrees that Executive will not at any time from the date hereof and for 36 months thereafter disparage, criticize, or make any negative comments regarding Employer (including its directors, officers, employees, and representatives) or take or omit to take any action the effect of which is to criticize or otherwise disparage Employer (including its directors, officers, employees, and representatives) in any way. Executive further agrees that Executive will not interfere in any manner with the business of Employer, or its owners, management, officers, or employees. In addition, nothing herein is intended to infringe on Executive’s rights under Section 7 of the National Labor Relations Act or similar state law to engage in protected, concerted activity including discussing compensation and other terms and conditions of employment. The Company agrees (through its Chief Executive Officer and/or Chief Legal Officer) to direct each then current officer within one week after the Effective Date that they not disparage, criticize, or make any negative comments regarding the Executive. Nothing in this Section shall prohibit Executive or the Company from providing truthful information in response to a subpoena or other legal process.
14.     Professional References and Reinstatement. Executive agrees that Executive does not wish, does not seek, and waives any claim for reinstatement with Employer and its successors and hereby agrees not to re-apply to Employer for employment at any time after this Agreement has been fully executed. Employer will provide a neutral reference

Exhibit 10.1
regarding Executive’s dates of service and title with Employer, unless the reference is directed to Chuck Cohn, Employer’s CEO, in which case a professional reference will be provided (in addition to supplying the information that would be provided as part of a neutral reference). Notwithstanding the preceding, with written consent and authorization from Executive, Executive may seek professional references from other representatives of Employer (including officers and members of the Board of Directors), and those from whom such professional references are sought hereunder will not be prohibited by Employer from providing such professional references.
15.     Executive General Release and Age Claim Waiver.

Executive General Release. Executive, in consideration of the Compensation for Consulting and Advisory Services, the Continuing Vesting Equity, the COBRA defrayal, the Departure Pay, and other valuable consideration outlined herein, and with the intent of binding Executive and Executive’s heirs, personal representatives, administrators, successors, and assigns, hereby releases, acquits and forever discharges Employer and Employer’s present, former, and future owners, officers, employees, agents, attorneys, divisions, subsidiaries, predecessors, successors, related companies, affiliates and/or parent companies (including, but not limited to, Varsity Tutors LLC, Varsity Tutors for Schools LLC, LLTSR, Nerdy LLC, and Nerdy Inc.) and members of all of them (the “Released Parties”), from and against any and all claims, charges, demands, rights of action, liabilities (including attorneys’ fees and costs actually incurred), judgments, jury verdicts, or lawsuits arising on or before the Effective Date, including but not limited to:
(a)    any and all claims related to Executive’s employment with Employer, including but not limited to, any and all actions arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq. (including the Older Workers Benefit Protection Act), the Executive Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001 et seq., the Family and Medical Leave Act, 29 U.S.C. §2601 et seq., the Occupational Safety and Health Act, the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Worker Adjustment Retraining Notification Act, 29 U.S.C. §2101 et seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Pregnancy Discrimination Act, the Missouri Human Rights Act, §213.010 R.S.Mo. et seq., the Missouri Service Letter Statute, §290.140 R.S.Mo., retaliation for exercise of rights under the Missouri Workers’ Compensation Act, §287.010 R.S.Mo. et seq., the Missouri Equal Pay Law, §290.400 R.S.Mo. et seq., the Missouri Handicap Discrimination Statute, §209.150 R.S.Mo., the Missouri Genetic Testing Information Bias Law, §375.1300 R.S.Mo. et seq., the Missouri Smokers Rights Law, §290.145 R.S.Mo. et seq., and any other federal, state, or local law or regulation;
(b)    any and all rights to or claims for compensation (including, but not limited to, salary, severance or vacation pay, bonuses, incentives, pension, insurance, or any other employment or fringe benefits or compensation of any kind whatsoever) except as provided for in this Agreement, rights to or claims for liquidated damages, rights to or

Exhibit 10.1
claims for reinstatement, rights to or claims for contract, compensatory, exemplary or punitive damages, rights to or claims for injunctive relief, rights to or claims for front pay, rights to or claims for expenses, costs, or attorneys’ fees; and
(c)    any and all claims that Executive now has, or may have, whether known or unknown, for any losses, damages or injuries whether anticipated or unanticipated, or which Executive’s heirs, personal representatives, administrators, successors, and assigns hereinafter can, shall, or may have, both known or unknown, against the Released Parties resulting from, arising out of or connected directly or indirectly with Executive’s employment and the termination thereof, including but not limited to, actual or implied breach of contract, violation of public policy, fraud, negligence, wrongful or retaliatory discharge, defamation, breach of any covenant of good faith and fair dealing, violation of any statutes, administrative rules, regulations or codes, misrepresentation of any kind, intentional infliction of emotional distress, negligent infliction of emotional distress, or any other claims sounding in tort, claims for punitive or consequential damages, and any claim or cause of action that could have been asserted therein, and any act, omission, transaction, dealing, conduct or negotiation of any kind in connection with Executive’s employment or the termination thereof.
Executive hereby expressly waives the benefit of any statute or rule of law, which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Executive to exist. Executive further acknowledges, understands and agrees that any claims Executive may have against the Released Parties are dropped for all purposes and all times. Employer and Executive agree that to the extent Executive may have a right to file or participate in a claim or charge against Employer that is not releasable, this Agreement shall not be intended to release, waive, or otherwise extend to such a right, if any.
Age Claim Waiver. Executive understands that there is included within the General Release given by Executive in the immediately preceding Section a release and waiver of all rights and claims Executive may have under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (the “ADEA”). In order to comply with the ADEA, Employer hereby advises you as follows:
a.    You have the right, and are encouraged to, consult with an attorney prior to executing this Agreement.
b.    The waiver and release of rights and claims under the ADEA pertains only to rights and claims arising on or before the Effective Date of this Agreement, but not to rights and claims under the ADEA that arise after the Effective Date of this Agreement.
c.    Notwithstanding any other provisions hereof, this Agreement shall not become effective until seven (7) days have passed following the date on which it is executed by Executive. During said 7-day period, Executive may revoke this Agreement by notice in writing to Employer (pursuant to the Notice provision herein (Section 32 )), in which case this Agreement shall be null and void and unenforceable by either party, and Executive shall

Exhibit 10.1
not be entitled to receive the Departure Pay from Employer. If the 7th day is a Saturday, Sunday, or legal holiday, Executive has until the next day that is not a Saturday, Sunday, or legal holiday.
d.    Executive shall have a period of twenty-one (21) calendar days after the date on which this Agreement is delivered to Executive to consider whether or not to execute it.

e.    Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any way the original 21 calendar days consideration period. To the extent Executive takes less than 21 calendar days to consider this Agreement prior to execution, Executive acknowledges that Executive had sufficient time to consider this Agreement and that Executive expressly, voluntarily, and knowingly waives any additional time.
Executive represents and warrants that Executive freely and knowingly, and after due consideration and having the opportunity to consult with an attorney, enters into this Agreement intending to waive, settle, and release all claims Executive has or might have against Employer as of the Effective Date. Nothing in this Agreement shall have the effect or be interpreted as having the effect of imposing any condition precedent, penalty, or other limitation adversely affecting Executive’s right to challenge the validity of the ADEA waiver and release.
16.     Executive Covenant Not to Sue. Executive further understands that by signing this Agreement, Executive is agreeing to not file any claims or lawsuits against the Released Parties with any court or government agency. Executive further understands that this Agreement does not limit Executive’s ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, provided if Executive is requested to participate in any lawsuit, other proceeding, or investigation conducted by any government agency against any of the Released Parties, then to the extent permitted by law, Executive agrees to immediately notify Employer’s Chief Legal Officer, unless prohibited from doing so by law. The Parties agree that to the extent, if any, Executive may have any non-waivable rights to file or participate in a claim or charge against any of the Released Parties, this Agreement shall not be intended to waive such a right. However, even if Executive has a right to file or participate in a claim (this waiver is not intended to cover whistleblower claims) or charge against any of the Released Parties, Executive agrees that Executive shall not obtain, and hereby waives Executive’s right to, any relief of any kind from such non-whistleblower claim or charge.
17.     Executive Acknowledgements. As a material inducement for the Employer to enter into this Agreement, Executive hereby represents and warrants that, as of the date of this Agreement:
a.    Executive was paid all compensation that was due through the Departure Date (other than any payments that may have accrued since the Departure Date and prior to execution

Exhibit 10.1
hereof and expiration of the period to revoke in Section 15) and that Executive has not been retaliated against for asserting rights or claims under local, state, or federal law.
b.    Executive is aware of no liabilities, obligations, or claims (absolute, accrued, fixed or contingent, matured or unmatured, or otherwise), including liabilities, obligations, or claims that may become known or which arise only after the date of this Agreement and that result from actions, omissions, or occurrences of Executive, that Executive has not disclosed to Employer.
c.    Executive does not have first-hand knowledge of any violations of any applicable federal, state, or local laws or regulations committed by Executive or by other employees of Employer that occurred during Executive’s employment.
d.    Executive has returned to Employer all physical materials or media (of any style or format) containing (in whole or in part) versions or copies of software code, licensor code, licensor documentation, compiled code, source codes, etc. (including electronic copies of same or copies attached to e-mail messages), whether provided by Employer or created by or for the benefit of Employer, provided this shall not apply to the home office equipment described on Schedule A hereto and to Executive, which Executive shall retain, provided it is wiped and does not contain any Confidential Information.3
e.    Executive has returned all Confidential Information (as that term is defined in the Executive Services Agreement) to Employer, or has permanently destroyed it.4
f.    Executive has not engaged in any business in competition with Employer from its inception through the date of this Agreement and has not and will not own, operate, or conduct any business using any trademark or business name, or any name similar to or including any portion of Employer’s name.
g.    Executive represents that Executive has no pending claims, suits, or administrative charges against Employer. Executive authorizes the dismissal with prejudice of any and all pending claims, suits, or administrative charges hereafter brought by Executive that have arisen out of or in any way relate to any of the matters released herein to be entered on Executive’s behalf without further notice. For the avoidance of doubt, this representation does not include, and Executive is not required to disclose to Employer, any claims, complaints, or communications to the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), the Equal Employment Opportunity Commission (EEOC), the Occupational Safety and Health Administration (OSHA), or any other federal, state, or local governmental regulatory or law enforcement agency.
3 If Executive has failed to return any such physical material or media (of any style or format) of Employer’s, and Executive fails to return (or, if permitted hereunder, destroy) such physical material or media after reasonable written notice and a ten (10) day opportunity to cure, then Employer shall not be obligated to provide the Departure Pay.
4 If Company learns that Executive has failed to return or destroy any Confidential Information and Executive fails to return or destroy such Confidential Information after reasonable written notice and a ten (10) day opportunity to cure, then Employer shall not be obligated to provide the Departure Pay.

Exhibit 10.1
h.    Executive has incurred no debt or obligation on behalf of Employer except those that Executive has specifically notified Employer of in writing prior to the execution of this Agreement.
i.    Executive has not undertaken any material actions or omitted to take any material actions that may interfere with Employer’s future success.
j.    There has been no “Change of Control” as that term is defined in the Executive Services Agreement prior to the Departure Date.
k.    Executive has not made any claims or allegations to Employer related to sexual harassment, sex discrimination, sexual assault or abuse, and none of the payments set forth in this Agreement are related to any such claims or allegations.
l.    Executive remains subject to the terms of the Compensation Recovery Policy adopted November 1, 2023 and any statutory or regulatory obligations related to same.
m.    The Recitals to this Agreement are true and complete.
n.    This Agreement is enforceable in accordance with its terms.
18.     Confidentiality of Terms. Until such time as this Agreement is filed with the SEC and becomes publicly available, or to the extent permitted by law, confidentiality of this Agreement is to be maintained by all Parties. Executive represents and agrees that Executive has not shared or discussed the facts, amount(s), and terms of this Agreement with any current or former employees of Employer and will keep the terms, amount and fact of this Agreement and any prior offers of or demands for severance pay and all matters pertaining to Executive’s cessation of employment, including but not limited to the reasons therefore and the negotiations pertaining thereto, completely confidential, and will not disclose, divulge, or publicize, directly or indirectly, to any third party the terms and conditions of this Agreement or any matters pertaining to Executive’s termination of employment except as may be necessary to establish or assert rights hereunder or as may be required by law or applicable regulation; provided, however, that Executive may, on a confidential basis, disclose this Agreement to Executive’s spouse, financial advisors, and attorneys. In addition, nothing herein is intended to infringe on Executive’s rights under Section 7 of the National Labor Relations Act or similar state law to engage in protected, concerted activity including discussing compensation and other terms and conditions of employment.
19.     Confidential Information; Permitted Disclosures. (a) Executive will not at any time, except as authorized by Employer in writing, or as required by any law, rule, or regulation after providing prior written notice to Employer within sufficient time for Employer to object to production or disclosure or quash subpoenas related to the same, directly or indirectly, use for Executive’s benefit or for the benefit of others, or disclose, communicate, divulge, furnish to, or convey to any other person, firm, or company, any secret or confidential information, knowledge or data of Employer or that of third parties

Exhibit 10.1
obtained by Executive during the period of Executive’s relationship with Employer, and such information, knowledge or data includes, without limitation, the following: (1) secret or confidential matters of a technical nature such as, but not limited to, methods, know-how, formulations, compositions, processes, computer programs, and similar items or research projects involving such items, (2) secret or confidential matters of a business nature such as, but not limited to, marketing policies or strategies, information about costs, profits, marketing, customers, or experts, lists of customers or experts, personnel information, and financial information, and (3) secret or confidential matters pertaining to future developments such as, but not limited to, research and development or future marketing. (b) Nothing herein or in the Executive Services Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. (c) In addition, nothing in this Agreement or in the Executive Services Agreement prohibits or restricts Executive from: (i) initiating communications with, responding to an inquiry from, providing testimony before, or otherwise participating in any investigation or proceeding conducted by the Securities and Exchange Commission (“SEC”) regarding a possible securities law violation, (ii) filing a charge or complaint with any government agency, or (iii) seeking or receiving a monetary award for information provided to the SEC.
20.     Return of Property. Any documents and property in any way related to Employer, its employees and/or its customers shall be and remain the sole and exclusive property of Employer (“Employer Documents”) and any Employer Documents in the possession of Executive will be returned to Employer before the Effective Date and the return of such Employer Documents shall be a condition precedent to the payment of the Departure Pay. The term “document” is used in the broadest sense and includes, but is not limited to meaning, any writing or recording, graphic or other matter, whether produced, reproduced or stored on any medium. Executive also swears and affirms that Executive has not retained for Executive’s own purposes or provided to any third parties any Employer property that Executive created or obtained during the course of Executive’s employment with Employer, whether as original or copies. Furthermore, before the Effective Date, Executive will return to Employer all computer hardware and/or software provided by or owned by Employer (excluding any home office equipment listed on Schedule A hereto and the Employer-issued laptop used by Executive that Employer has allowed Executive to retain subject to and conditioned upon remote wiping by or on behalf of Employer and all Confidential Information deleted therefrom). Executive further acknowledges and agrees that Executive no longer has access to and does not claim ownership of any of Employer’s cloud storage or social media accounts. If Executive fails to return any such non-excepted hardware and/or software, Employer shall not be obligated to provide the Departure Pay.
21.     Executive Services Agreement Restrictions and Covenants. Executive expressly agrees and understands that the restrictions and covenants in the Executive Services Agreement that survive termination remain in effect in accordance with their terms. For

Exhibit 10.1
purposes of clarity, entering into this Agreement shall not constitute a termination of the Executive Services Agreement for purposes of the restrictions and covenants in the Executive Services Agreement that survive by their terms, such that they will remain in effect as part of this Agreement.
22.     Indemnification. Executive shall defend, indemnify, protect, and hold harmless Employer (including its agents, members, employees, managers, officers, or assigns) from and against all claims, demands, liabilities, damages, losses and out-of-pocket expenses (including reasonable attorneys’ fees), orders, awards, caused by, as a result of or arising out of (i) Executive’s failure to perform any of the agreements, duties, or obligations of Executive contained in this Agreement or (ii) a breach of any agreement, covenant, representation, or warranty made by Executive in this Agreement. In addition to Employer’s right to indemnification hereunder, Employer shall also be entitled to a return of all but twenty percent (20%) of the gross Departure Pay referenced above as part of this Agreement as partial damages for any violation of any term of this Agreement, in addition to any other damages resulting therefrom and the specific performance available hereunder. If Executive or anyone acting on Executive’s behalf initiates or prosecutes any administrative, judicial or other action arising out of or in any way related to any claims, demands, damages, charges or causes of action released in this Agreement or if it is proven after a full trial or judicial proceeding on the merits that Executive breached any other provision of this Agreement, Executive shall reimburse Employer for the full amount of the gross Departure Pay referenced above, except for twenty percent (20%), and shall be liable for payment of all other costs and expenses, including reasonable attorneys’ fees, incurred by Employer as a result of any such action or breach.
23.     Remedies; Specific Performance. In the event of any breach of this Agreement by either Party, the Parties shall be entitled to all remedies provided at law or in equity. Certain rights set forth in this Agreement cannot be reasonably or adequately compensated by damages in an action at law, and Executive agrees that in such event, Employer shall be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement by Executive (including any and all remedies associated with specific performance). The Parties mutually agree that Employer shall be entitled to obtain specific performance and may sue in any state court located in St. Louis County, Missouri or in the federal court for the Eastern District of Missouri to seek specific performance and to enjoin any breach, threatened or actual, of the covenants and promises contained in those provisions of this Agreement entitled “Non-Disparagement,” “Executive Covenant Not to Sue,” “Confidentiality of Terms,” and “Confidential Information” or any of the surviving restrictive covenants set forth in the Executive Services Agreement. The foregoing courts shall have personal jurisdiction over Executive and jurisdiction over matters of specific performance arising out of the preceding covenants and promises set forth in this Agreement and arising out of the surviving restrictive covenants in the Executive Services Agreement, and Executive hereby irrevocably waives any and all objections to personal jurisdiction, venue, or convenience in the aforementioned courts, for this limited purpose.

Exhibit 10.1
24.     Entire Agreement, Amendments. Executive acknowledges and re-affirms that Executive remains bound by the surviving provisions of the Executive Services Agreement, which remain in full force and effect, except as expressly modified herein. The provisions hereof, in conjunction with the surviving provisions of the Executive Services Agreement, Plan, and Equity Agreement(s) constitute the entire and only agreements between the Parties with respect to the subject matter hereof and supersede all prior agreements, commitments, representations, understandings, or negotiations, oral or written, and all other communications relating to the subject matter hereof. In the event of any conflict inconsistency between this Agreement and any other agreement between Executive and Employer, the statements in this Agreement shall control. No amendment or modification of any provision of this Agreement will be effective unless set forth in a document that purports to amend this Agreement and is executed by all Parties hereto.
25.     Binding Effect; Third Party Beneficiaries. This Agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Varsity Tutors LLC, Varsity Tutors for Schools LLC, Nerdy LLC, and Nerdy Inc. are each a third party beneficiary to this Agreement and are each entitled to the rights and benefits hereunder and may enforce the provisions hereof as if any were a Party hereto. Except as expressly set forth herein, this Agreement is not intended to confer any rights or remedies upon any other person or entity.
26.     Acknowledgement. Executive acknowledges that Executive has read this entire Agreement and fully understands its terms and conditions; that Executive was advised to obtain legal counsel and/or representation to review this Agreement and that Executive has had the opportunity to do so; that no other representations have been made to Executive other than those contained herein; and that Executive enters into this Agreement of Executive’s own free will and choice with no undue influence, fraud, pressure, duress, or coercion by Employer.
27.     Assignment. Employer may freely assign this Agreement at any time. This Agreement shall inure to the benefit of Employer and its successors and assigns. Executive may not assign this Agreement in whole or in part. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment.
28.     Governing Law. This Agreement and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
29.    Venue and Jurisdiction. Any action or proceeding relating to this Notice and the terms and conditions herein, the plan documents that govern the equity herein, or the transactions that are the subject of this Notice may be brought in the state or federal courts sited in St. Louis County, Missouri and any applicable appellate court, but in no

Exhibit 10.1
other court. Each Party (i) consents to the personal jurisdiction of each of those courts in any action or proceeding of the type described in the preceding sentence, (ii) agrees not to seek to transfer any such action or proceeding to any other court, whether because of inconvenience of the forum or for any other reason and (iii) agrees that process in any such action or proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.

30.     Arbitration Agreement. The Parties agree that any claim, dispute, and/or controversy that either Executive may have against Employer (or its owners, directors, officers, members, managers, employees, agents, and parties affiliated with its employee benefit and health plans) or that Employer may have against Executive, arising from or related to this Agreement or the termination of Executive’s employment with Employer shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act (9 U.S.C. §§ 1, et seq.), except for claims for specific performance. Included within the scope of this Agreement are all disputes, whether based on tort, contract, equitable law, state or federal statute, state or federal regulation, and municipal/local ordinance, equitable law (other than specific performance), or otherwise. Notwithstanding the foregoing, the following claims are excluded: government benefits brought before appropriate government agencies, claims for public injunctive relief, or other claims that may not be arbitrated pursuant to applicable law. Awards shall include the arbitrator’s written reasoned opinion. Employer agrees to pay all costs unique to arbitration including administrative fees, hearing fees, and arbitrator compensation fees. Any arbitral award determination shall be final and binding on the Parties and may be entered as a judgment in a court of competent jurisdiction. Executive understands and agrees that all claims covered by this Agreement must be brought in Executive’s individual capacity and not as a plaintiff or class member in any purported class action, collective action or representative action proceeding. The Parties understand and agree to this binding arbitration provision, and both Executive and Employer give up the right to trial by jury.
31.    Waivers. No waiver by any Party hereto of any condition or provision of this Agreement to be performed by another party shall be valid unless in writing, and no such valid waiver shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
32.    Notice. All notices provided for in this Agreement shall be in writing and shall be given either (a) by actual delivery of the notice to the Party entitled thereto or (b) by depositing the same with the United States Postal Service, certified mail, return receipt requested, postage prepaid, to the address of the Party entitled thereto. The notice shall be deemed to have been received in case (a) on the date of its actual receipt by the Party entitled thereto or in case (b) two (2) days after the date of its deposit with the United States Postal Service. As it relates to notice to Employer hereunder, in order to be effective, notice must be sent to either the Chief Executive Officer or the Chief Legal Officer of Employer.

Exhibit 10.1
33.    Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof. In addition, if any section hereof is found to be partially enforceable, then it shall be enforced to that extent. A court or an arbitral forum with jurisdiction over the matters contained in this Agreement shall have the authority to revise the language hereof to the extent necessary to make any such section or covenant of this Agreement enforceable to the fullest extent permitted by law. Any such modification shall become a part of and treated as though originally set forth in this Agreement. If such provision or provisions are not modified, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in it. The parties expressly agree that this Agreement as so modified by the court or arbitral authority shall be binding on and enforceable against each of them.
34.     Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
35.     Recitals and Definitions. The Recitals (and definitions set forth therein and throughout ) are hereby made a part of this Agreement and are incorporated fully herein.
36.    Headings. The sections and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
37.    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Exhibit 10.1
IN WITNESS WHEREOF, Executive has executed this Agreement and Employer has caused this Agreement to be executed by its duly authorized representatives.

EMPLOYER:    Live Learning Technologies Shared Resources LLC
    Christopher C. Swenson
Chief Legal Officer

    Date:

EXECUTIVE:    Jason H. Pello

    Date:

Exhibit 10.1
Schedule A

1. Office desks (two) and filing cabinet

2. Monitor

3. Printer

4. Mouse

5. Speaker

6.      Docking station